UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             Certification and Notice of Termination of Registration
                 Under Section 12(g) of the Securities Exchange
                    Act of 1934 or Suspension of Duty to File
                     Reports Under Sections 13 and 15(d) of
                     the Securities and Exchange Act of 1934

                        Commission File Number 333-29015

                Merrill Lynch Depositor Inc. (on behalf of Public
                       STEERS(R)Series 1998 IBM-Z2 Trust)
             (Exact name of registrant as specified in its charter)
                   World Financial Center, New York, New York,
                              10080 (212) 449-1000
              (Address, including zip code, and telephone number,
                              including area code,
                  of registrant's principal executive offices)

         Public STEERS(R) Series 1998 IBM-Z2 Class A Trust Certificates Public STEERS(R) Series 1998 IBM-Z2 Class B Trust Certificates
            (Title of each class of securities covered by this Form)

                                      None
              (Title of all other classes of securities for which a
           duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)           [ ]         Rule 12h-3(b)(1)(i)            [X]
Rule 12g-4(a)(1)(ii)          [ ]         Rule 12h-3(b)(1)(ii)           [ ]
Rule 12g-4(a)(2)(i)           [ ]         Rule 12h-3(b)(2)(i)            [ ]
Rule 12g-4(a)(2)(ii)          [ ]         Rule 12h-3(b)(2)(ii)           [ ]
                                          Rule 15d-6                     [ ]

     Approximate number of holders of record as of the certification or notice date: 10

     Pursuant to the requirements of the Securities Exchange Act of 1934, Merrill Lynch Depositor, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

March 31, 2003                             By:/s/ Barry N. Finkelstein
                                              Name:  Barry N. Finkelstein
                                              Title: Chief Executive Officer